                                                                         ANNEX I

                     RESTATED AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                            THL TRANSACTION I CORP.,

                            A DELAWARE CORPORATION,

                                      AND

                             SYRATECH CORPORATION,

                            A DELAWARE CORPORATION,

                            DATED NOVEMBER   , 1996

                        EFFECTIVE AS OF OCTOBER 23, 1996

                               TABLE OF CONTENTS

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                                         ARTICLE I
                                         THE MERGER
SECTION 1.1      The Merger...........................................................
SECTION 1.2      Closing..............................................................
SECTION 1.3      Effective Time.......................................................
SECTION 1.4      Effects of the Merger................................................
SECTION 1.5      Certificate of Incorporation; By-Laws................................
SECTION 1.6      Directors............................................................
SECTION 1.7      Officers.............................................................
ARTICLE II
                         EFFECT OF THE MERGER ON THE CAPITAL STOCK
                             OF THE CONSTITUENT CORPORATIONS
SECTION 2.1      Effect on Capital Stock..............................................
SECTION 2.2      Company Common Stock Elections.......................................
SECTION 2.3      Proration............................................................
SECTION 2.4      Stock Plans..........................................................
SECTION 2.5      Exchange of Certificates.............................................
ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 3.1      Organization, Standing and Corporate Power...........................
SECTION 3.2      Subsidiaries.........................................................
SECTION 3.3      Capital Structure....................................................
SECTION 3.4      Authority; Noncontravention..........................................
SECTION 3.5      SEC Documents; Undisclosed Liabilities...............................
SECTION 3.6      Information Supplied.................................................
SECTION 3.7      Absence of Certain Changes of Events.................................
SECTION 3.8      Litigation; Labor Matters: Compliance with Laws......................
SECTION 3.9      Employee Benefit Plans...............................................
SECTION 3.10     Tax Returns and Tax Payments.........................................
SECTION 3.11     Intentionally Omitted................................................
SECTION 3.12     Material Contracts...................................................
SECTION 3.13     Brokers..............................................................
SECTION 3.14     Opinion of Financial Advisor.........................................
SECTION 3.15     Board Recommendation.................................................
SECTION 3.16     Required Company Vote................................................
SECTION 3.17     State Takeover Statutes..............................................
SECTION 3.18     Intellectual Property................................................
SECTION 3.19     Related Party Transactions...........................................
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                                           ARTICLE IV
                              REPRESENTATIONS AND WARRANTIES OF THL I
SECTION 4.1      Organization, Standing and Corporate Power...........................
SECTION 4.2      Subsidiaries.........................................................
SECTION 4.3      Capital Structure....................................................
SECTION 4.4      Authority; Noncontravention..........................................
SECTION 4.5      Brokers..............................................................
SECTION 4.6      Financing............................................................
SECTION 4.7      Information Supplied.................................................
SECTION 4.8      Management Participation.............................................
                                           ARTICLE V
                     COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER
SECTION 5.1      Conduct of Business of the Company...................................
SECTION 5.2      Changes in Employment Arrangements...................................
SECTION 5.3      Severance............................................................
SECTION 5.4      WARN.................................................................
SECTION 5.5      Tax Elections........................................................
SECTION 5.6      Redemption of Rights.................................................
                                            ARTICLE VI
                                      ADDITIONAL AGREEMENTS
SECTION 6.1      Preparation of Form S-4 and Proxy Statement; Stockholder Meeting.....
SECTION 6.2      Access to Information; Confidentiality...............................
SECTION 6.3      Best Efforts.........................................................
SECTION 6.4      Indemnification......................................................
SECTION 6.5      Public Announcements.................................................
SECTION 6.6      No Solicitation......................................................
SECTION 6.7      Affiliates...........................................................
                                            ARTICLE VII
                                        CONDITIONS PRECEDENT
SECTION 7.1      Conditions to Each Party's Obligation................................
SECTION 7.2      Conditions to Obligations of THL I...................................
SECTION 7.3      Conditions to Obligation of the Company..............................
                                           ARTICLE VIII
                                TERMINATION, AMENDMENT AND WAIVER
SECTION 8.1      Termination..........................................................
SECTION 8.2      Effect of Termination................................................
SECTION 8.3      Amendment............................................................
SECTION 8.4      Extension; Waiver....................................................
SECTION 8.5      Procedure for Termination, Amendment Extension or Waiver.............
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                                           ARTICLE IX
                                       GENERAL PROVISIONS
SECTION 9.1      Nonsurvival of Representations and Warranties........................
SECTION 9.2      Fees and Expenses....................................................
SECTION 9.3      Notices..............................................................
SECTION 9.4      Definitions..........................................................
SECTION 9.5      Interpretation.......................................................
SECTION 9.6      Counterparts.........................................................
SECTION 9.7      Entire Agreement; No Third-Party Benefits............................
SECTION 9.8      GOVERNING LAW........................................................
SECTION 9.9      Assignment...........................................................
SECTION 9.10     Enforcement..........................................................
SECTION 9.11     Schedules............................................................
EXHIBIT A        Amended Certificate of Incorporation of the Company..................    A-1
EXHIBIT B        Form of Company Affiliate Letter.....................................    B-1
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                                       iii

                                 DEFINED TERMS

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                                                            SECTION           PAGE
                                                           ---------        ------
            Affiliate                                      sec. 9.4(a)          33
            Cash Price                                     sec. 2.1(c)           3
            Certificate of Merger                          sec. 1.3              2
            Certificates                                   sec. 2.2(a)           4
            Closing                                        sec. 1.1              1
            Closing Date                                   sec. 1.2              1
            Company                                        Preamble              1
            Company Common Stock                           Recitals              1
            Company Plans                                  sec. 3.9(a)          10
            Company Stock Options                          sec. 2.2(a)           4
            Company Stockholder Approved                   Recitals              1
            Confidentiality Agreement                      sec. 6.2(a)          23
            Consolidated Group                             sec. 3.10            13
            Costs                                          sec. 6.4             25
            DGCL                                           sec. 1.1              1
            Disclosure Schedule                            sec. 3.1              6
            Dissenting Shares                              sec. 2.1(c)           3
            D&O Insurance                                  sec. 6.4             25
            Effective Time                                 sec. 1.3              2
            Environmental Claim                            sec. 3.11(i)         15
            Environmental Laws                             sec. 3.11(i)         16
            Environmental Permits                          sec. 3.11(i)         15
            ERISA                                          sec. 3.9(a)          10
            Exchange Act                                   sec. 2.2(a)           4
            Exchange Fund                                  sec. 2.3(e)           5
            Exercise Period                                sec. 2.2(a)           3
            Governmental Entity                            sec. 3.4              8
            Hazardous Materials                            sec. 3.11(i)         16
            HSR Act                                        sec. 3.4              8
            Indemnified Parties                            sec. 6.4             25
            Knowledge                                      sec. 9.4(b)          33
            Liens                                          sec. 3.2              7
            Management                                     sec. 2.1(c)           3
            Management Rollover Share                      sec. 2.1(c)           3
            Material Adverse Change                        sec. 9.4(c)          34
            Material Averse Effect Person                  sec. 9.4(c)          34
            Material Contracts                             sec. 3.11(i)         16
            Merger                                         Recitals              1
            Merger Consideration                           sec. 2.1(c)           3
            Permitted Changes                              sec. 5.1(d)          20
            Person                                         sec. 9.4(d)          34
            Proxy Statement                                sec. 3.4              8
            Recent SEC Documents                           sec. 3.5              9
            Rights Agreement                               sec. 5.6             22
            SEC                                            sec. 3.2              6
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                                       iv
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                                                            SECTION           PAGE
                                                           ---------        ------
            SEC Documents                                  sec. 3.5              9
            SEC Financial Statements                       sec. 3.5              9
            Securities Act                                 sec. 3.3              7
            Silver                                         sec. 1.1              1
            Stock Plans                                    sec. 2.2(a)           4
            Stockholders Meeting                           sec. 6.1(c)          22
            Subsidiaries                                   sec. 3.2              6
            Subsidiary                                     sec. 9.4(e)          34
            Tax Return                                     sec. 3.10            14
            Taxes                                          sec. 3.10            14
            THL                                            sec. 6.2(a)          23
            THL I                                          Preamble              1
            Transactions Proposal                          sec. 6.6             26
            WARN                                           sec. 5.4             22
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                                        v

                     RESTATED AGREEMENT AND PLAN OF MERGER

     THIS RESTATED AGREEMENT AND PLAN OF MERGER dated November   , 1996,
effective as of the 23rd day of October, 1996 by and between THL Transaction I Corp., a Delaware corporation ("THL I"), and Syratech Corporation, a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of the Company and THL I have determined that the merger of THL I with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be advisable and in the best interests of their respective companies and stockholders, and such Boards of Directors have approved such Merger, pursuant to which holders of shares of common stock, par value $.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time will be entitled to either the right (A) to retain, at their election and subject to the terms hereof, a portion of their Company Common Stock or (B) to receive cash, other than as set forth herein;

     WHEREAS, the Merger and this Agreement require the vote of a majority of the issued and outstanding shares of the Company Common Stock for the approval thereof (the "Company Stockholder Approval");

     WHEREAS, THL I and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), THL I shall be merged with and into the Company at the Effective Time. Upon the Effective Time, the separate existence of THL I shall cease, and the Company shall continue as the surviving corporation and shall continue under the name "Syratech Corporation."

     1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
8.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. not later than the sixth business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Hutchins, Wheeler & Dittmar, 101 Federal Street, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

     1.3 Effective Time. On the Closing Date, the parties shall file a certificate of merger and other appropriate documents (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is specified in the Certificate of Merger in accordance with the DGCL and as THL I and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

     1.5 Certificate of Incorporation; By-Laws. (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and, as so amended, until thereafter further amended as provided therein and under the DGCL, it shall be the Certificate of Incorporation of the Company following the Merger.

     (b) The By-laws of the Company as in effect at the Effective Time shall be the By-laws of the Company following the Merger until thereafter changed or amended as provided therein or by applicable law.

     1.6 Directors. Those persons listed on Schedule 1.6 hereto shall be the directors of the Company following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     1.7 Officers. The officers of the Company at the Effective Time shall be the officers of the Company following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS

     2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of THL I:

          (a) Common Stock of THL I. The shares of common stock of THL I issued and outstanding immediately prior to the Effective Time, shall be converted into such aggregate number of shares of Company Common Stock as equals 3,191,850 less the number of shares of Company Common Stock retained, consistent with Section 2.1(c), by members of Management of the Company other than Leonard Florence ("Management Rollover Shares"). A person shall be deemed a member of "Management" if listed as an executive officer in the Company's 1996 Proxy Statement.

          (b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company or by any wholly owned subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion (or Retention) of Company Common Stock. Except as otherwise provided herein and subject to Section 2.5, each issued and outstanding share of Company Common Stock shall:

             (i) subject to Sections 2.2(a) and 2.3, for each share of Company Common Stock with respect to which an election to retain Company Common Stock has been effectively made and not revoked or lost (all such shares other than the Management Rollover Shares are sometimes referred to herein as the "Electing Shares"), be entitled to retain one fully paid and nonassessable share of Company Common Stock (a "Non-Cash Election Share");

             (ii) for 714,400 shares of Company Common Stock held by Mr. Leonard Florence, be entitled to retain the same number of fully paid and nonassessable shares of Company Common Stock ("Florence Rollover Shares"), and for each other share of Company Common Stock held by Mr. Leonard Florence, the right to receive in cash from the Company following the Merger the Cash Price; and

             (iii) for each share of Company Common Stock (other than Dissenting Shares, Florence Rollover Shares, Management Rollover Shares and Electing Shares which become the right to Non-Cash Election Shares), the right to receive in cash from the Company following the Merger an amount equal to $32.00 (the "Cash Price").

             The consideration set forth in paragraphs (i), (ii) and (iii) above is collectively referred to as the "Merger Consideration."

          (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a holder who has the right to demand payment for and an appraisal of such shares in accordance with
     Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") shall not be converted into the right to receive Merger Consideration unless such holder fails to perfect or otherwise withdraws, forfeits or loses such holder's right to such payment or appraisal, if any. If, after the Effective Time, such holder fails to perfect or withdraws, forfeits or loses any such right to appraisal, each share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive Merger Consideration in accordance with this Section 2.1. The Company shall give prompt notice to THL I of any demands received by the Company for appraisal of shares of Company Common Stock, and THL I shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of THL I, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands.

          (e) Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than Florence Rollover Shares and shares referred to in Sections 2.1(c)(i) and 2.1(d)) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of Company Common Stock shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration applicable thereto, upon surrender of such Certificate in accordance with Section 2.5.

     2.2 Company Common Stock Elections. (a) Each person who, on or prior to the Election Date referred to in Section 2.2(c) below, is a record holder of shares of Company Common Stock (other than members of Management) will be entitled, with respect to up to 35% and in the case of each Management Stockholder (other than Leonard Florence) to 25% of such holder's shares, to make an unconditional election (a "Non-Cash Election") on or prior to such Election Date to retain Non-Cash Election Shares, on the basis hereinafter set forth.

     (b) Prior to the mailing of the Proxy Statement, the Company shall appoint a banker or trust company reasonably acceptable to THL I to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration and payments in respect of Company Stock Options as contemplated by Section 2.4.

     (c) Subject to any required clearance by the SEC, the Company shall prepare and mail a form of election (the "Form of Election"), which form shall be subject to the reasonable approval of THL I, with the Proxy Statement to the record holders of Company Common Stock as of the record date for the Stockholders Meeting, which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to retain Non-Cash Election Shares for shares of Company Common Stock held, subject to the provisions of Section 2.3 hereof, by such holder. The Company will use its best efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Company Common Stock during the period between such record date and the Election Date referred to below. Any such holder's election to retain Non-Cash Election Shares shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the business day (the "Election Date") next preceding the date of the Stockholders Meeting, a Form of Election properly completed and signed and accompanied by Certificates for the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealer, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within five NYSE trading days after the date of execution of such guarantee of delivery).

     (d) Any Form of Election may be revoked by the stockholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., New York City time on the Election Date or (ii) after the date of the Proxy Statement, if (and to the extent that) the Exchange Agent is legally required to permit revocations and the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by THL I and the Company that the Merger has been abandoned. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

     (e) The determination of the Exchange Agent shall be binding whether or not elections to retain Non-Cash Election Shares have been properly made or revoked pursuant to this Section 2.2 with respect to shares of Company Common Stock and when elections and revocations were received by it. If the Exchange Agent determines that any election to retain Non-Cash Election Shares was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Non-Cash Election Shares at the Effective Time, and such shares shall be exchanged in the Merger for cash pursuant to Section 2.1(c)(iii). The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 2.3, and any such computation shall be conclusive and binding on the holders of shares of Company Common Stock. The Exchange Agent may, with the mutual agreement of THL I and the Company, make such rules as are consistent with this
Section 2.2 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

     2.3 Proration.

     (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of shares of Company Common Stock (other than Florence Rollover Shares and Management Rollover Shares) to be converted into the right to retain Company Common Stock at the Effective Time shall not exceed 781,250.

     (b) If the number of Electing Shares exceeds 781,250, then each Electing Share shall be converted into the right to retain Non-Cash Election Shares or receive cash in accordance with the terms of Section 2.1(e) in the following manner:

          (i) A proration factor (the "Non-Cash Proration Factor") shall be determined by dividing 781,250 by the total number of Electing Shares.

          (ii) The number of Electing Shares covered by each Non-Cash Election to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Non-Cash Election, rounded down to the nearest whole number.

          (iii) All Electing Shares, other than those shares converted into the right to receive Non-Cash Election Shares in accordance with Section 2.3(b)(ii), shall be converted into cash (on a consistent basis among shareholders who made the election referred to in Section 2.1(c)(i), pro rata to the number of shares as to which they made such election) as if such shares were not Electing Shares in accordance with the terms of
     Section 2.1(c)(iii).

     (c) If the number of Electing Shares is less than 781,250, then all Electing Shares shall be converted into the right to retain Company Common Stock in accordance with the terms of Section 2.1(c)(i).

     2.4 Stock Plans. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, the Compensation and Stock Option Committee of the Board of Directors, which administers the 86/93 Stock Plans and the 95 Stock Plan (each as defined below)) shall adopt such resolutions or take such other actions as may be required to effect the following:

          (i) deliver written notice at least 30 days prior to the Effective Time to each holder of an employee stock option to purchase shares of Company Common Stock granted under the 1986 Key Employees' Stock Option Plan and the 1993 Key Employee's Stock Option Plan (collectively, the "86/93 Stock Plans" and the options issued thereunder the "86/93 Options"), to the effect that at the Effective Time each 86/93 Option that shall remain unexercised and outstanding immediately prior to the Effective Time shall (x) become fully vested as a consequence of the Merger and (y) be terminated and canceled in exchange for a payment from the Company (subject to applicable withholding taxes) immediately following the Effective Time equal to the product of (1) the total number of shares of Company

     Common Stock subject to the 86/93 Option times (2) the excess, if any, of the Cash Price over the exercise price per share of Company Common Stock subject to such 86/93 Option;

          (ii) deliver written notice at least 30 days prior to the Effective Time to each holder of an employee stock option to purchase shares of Company Common Stock granted under the 1995 Key Employees' Stock Option Plan (the "95 Stock Plan" and the options issued thereunder the "95 Options"), to the effect that, at the Effective Time each 95 Option, whether or not then vested and exercisable, that shall remain unexercised and outstanding immediately prior to the Effective Time shall be terminated and cancelled without consideration, unless the holder of such 95 Stock Option consents in writing to the amendment of such 95 Option to provide the holder thereof with the right, and only the right, to receive in lieu of the existing right to receive shares of Company Common Stock upon exercise and tending of the exercise price under such 95 Option, a conditional deferred payment from the Company (subject to applicable withholding taxes) (the "Conditional Deferred Payment") equal to the product of (1) the total number of shares of Company Common Stock subject to such 95 Option times (2) the excess, if any, of the Cash Price over the exercise price per share of the Company Common Stock subject to such 95 Option, which Conditional Deferred payment shall be paid to such holder in equal installments on each remaining vesting date of such 95 Option, subject to and conditioned upon, such 95 Option holder's continued employment with the Company on such vesting dates.

          (iii) prior to the Effective Time, make any adjustments to the terms of the 86/93 Options and 95 Options that may be necessary to effect the transactions contemplated in Sections 2.4(i) and 2.4(ii) above; and

          (iv) except as provided herein or otherwise agreed to by the parties, cause the 86/93 Stock Plans and 95 Stock Plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary to terminate as of the Effective Time.

     (b) The Company hereby represents and warrants that upon taking of the actions specified above, immediately following the Effective Time, no holder of a Company Stock Option nor any participant in any Stock Plan shall have the right thereunder to acquire equity securities of the Company after the Merger.

     2.5 Exchange of Certificates.

     (a) Exchange Agent. As soon as reasonably practicable as of or after the Effective Time, the Company shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock and holders of Company Stock Options, for exchange in accordance with this Article II, the cash portion of the Merger Consideration, an amount of cash sufficient to satisfy obligations to holders of Company Stock Options as contemplated by Section 2.4 and certificates for shares of Company Common Stock sufficient to satisfy obligations as contemplated by Section 2.1.

     (b) Exchange Procedures. (i) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") or of an outstanding Company Stock Option, a letter of transmittal and instructions for use in effecting the surrender of the Certificates or of outstanding Company Stock Options for payment therefor (or such other documents as may reasonably be required in connection with such surrender) in substantially the form to be agreed by THL I and the Company prior thereto. Thereafter, each holder of an outstanding Certificate or Certificates or Company Stock Option shall, upon surrender to the Exchange Agent of such Certificate or Certificates or Company Stock Option and acceptance thereof by the Exchange Agent, be entitled to receive the amount of cash and/or other Merger consideration into which such Certificate or Certificates or outstanding Company Stock Option surrendered shall have been converted pursuant to this Agreement.

     (ii) Intentionally Omitted.

     (iii) After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of Certificates, and if Certificates are presented to the Company for transfer, they shall be canceled against delivery of cash or a certificate or certificates representing Florence Rollover Shares, Management Rollover Shares or Non-Cash Electing Shares, as applicable. If cash or a certificate or certificates, as applicable, is to be remitted to a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.5(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration applicable thereto as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the surrender of such Certificate in accordance with this
Article II. Following surrender of any such Certificate, there shall be paid to the holder of the Certificate the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to shares of Company Common Stock.

     (d) No Further Ownership Rights. All cash paid upon the surrender for exchange of Certificates or Company Stock Options in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares.

     (e) Termination of Exchange Fund. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.5 (the "Exchange Fund") which remains undistributed to the holders of the Certificates or Company Stock Options for twelve months after the Effective Time shall be delivered to the Company, upon demand, and any holders of shares of Company Common Stock or of Company Stock Options prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Company and only as general creditors thereof for payment of their claim for the Merger Consideration and/or cash, if any, to which such holders may be entitled.

     (f) No Liability. None of THL I, the Company or the Exchange Agent shall be liable to any person in respect of any consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates or Company Stock Options shall not have been surrendered prior to the later of (i) one year after the Effective Time and (ii) immediately prior to such date on which any cash, if any, in respect of such Certificate or Company Stock Options would otherwise escheat to or become the property of any Governmental Entity, any such cash, dividends or distributions in respect of such Certificate or Company Stock Options shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any person previously entitled thereto.

     (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Company, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to THL I as follows (subject to such exceptions as may be disclosed in the SEC Documents or the Disclosure Schedule delivered to THL I by the Company within five (5) business days of the date hereof in form and substance reasonably acceptable to THL I (the "Disclosure Schedule")):

     3.1 Organization, Standing and Corporate Power. Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to the Company. The Company has delivered to THL I complete and correct copies of the certificate of incorporation and by-laws of the Company, as amended to the date of this Agreement.

     3.2 Subsidiaries. The only direct or indirect subsidiaries of the Company (other than subsidiaries of the Company that would not constitute in the aggregate a "Significant Subsidiary" within the meaning of Rule 1.02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")) are those listed in Section 3.2 of the Disclosure Schedule (the "Subsidiaries"). All the outstanding shares of capital stock of each such wholly owned Subsidiary have been validly issued and are fully paid and nonassessable and are owned (of record and beneficially) by the Company, by another wholly owned Subsidiary of the Company or by the Company and another such wholly owned Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the ownership interests set forth in Section 3.2 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity material with respect to the Company.

     3.3 Capital Structure. The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock, par value $.01 per share, and (ii) 500,000 shares of preferred stock. Subject to any Permitted Changes there are, as of September 30, 1996: (i) 8,676,631 shares of Company Common Stock issued and outstanding; (ii) 218 shares of Company Common Stock held in the treasury of the Company; (iii) 606,000 shares of Company Common Stock reserved for issuance upon exercise of authorized but unissued Company Stock Options pursuant to the Stock Plans; (iv) 348,100 shares of Company Common Stock issuable upon exercise of outstanding Company Stock Options and (v) shares of preferred stock reserved for issuance in connection with the Rights Agreement. Section 3.3 of the Disclosure Schedule sets forth the exercise price for the outstanding Company Stock Options. Except as set forth above, as of September 30, 1996, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Other than with respect to indebtedness disclosed in the most recent balance sheet of the Company included in the SEC Documents, no indebtedness for borrowed money of the Company or its subsidiaries contains any restriction upon the incurrence of indebtedness for borrowed money by the Company or any of its subsidiaries or restricts the ability of the Company or any of its subsidiaries to grant any Liens on its properties or assets. Other than the Company Stock Options and other than as disclosed in Section 3.3 of the Disclosure Schedule, (i) there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or any of its subsidiaries and (ii) to the knowledge of the Company, there are no irrevocable proxies with respect to shares of capital stock of the Company or any subsidiary of the Company. Section 3.3 of the Disclosure Schedule sets forth the record and, to the knowledge of the Company, beneficial ownership of, and voting power in respect of, the capital stock of the Company held by the Company's directors, officers and stockholders owning five percent or more of the Company's outstanding common stock. Except as set forth above, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common

Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"), or other agreements or arrangements with or among any security holders of the Company with respect to securities of the Company.

     3.4 Authority; Noncontravention. The Company has the requisite corporate and other power and authority to enter into this Agreement and, subject to the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by (1) any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, (2) general equity principles, (3) the law of fraudulent conveyance, (4) public policy, (5) applicable law relating to fiduciary duties and (6) judicial imposition of any implied covenant of good faith and fair dealing. Except as disclosed in Section 3.4 of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the Certificate of Incorporation, as amended, or By-laws, as amended, of the Company or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, note purchase agreement, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (i), (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect with respect to the Company or would not prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement if not cured or waived by the Closing Date. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (x) a proxy statement relating to the Company Stockholder Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"),
(y) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the retention of Company Common Stock of the Company in the Merger pursuant to Article II (the "Form S-4") and (z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as are set forth in Schedule 3.4 of the Disclosure Schedule.

     3.5 SEC Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since December 16, 1992 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by references therein, and as amended, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in all SEC Documents filed since January 1, 1996 (the "SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents and except as disclosed in Section 3.5 of the Disclosure Schedule, at the date of the most recent audited financial statements of the Company included in the SEC Documents, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would be required to be disclosed in a balance sheet prepared in accordance with generally accepted accounted principles and would reasonably be expected to have a Material Adverse Effect with respect to the Company except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with the transactions contemplated by this Agreement.

     3.6 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representations or warranty is made by the Company with respect to information supplied by THL I or any affiliate of THL I for inclusion in the Proxy Statement. The Form S-4 will, as of its effective date, and the prospectus contained therein will, as of its date, comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

     3.7 Absence of Certain Changes or Events. Except as disclosed in the SEC Documents, since the date of the most recent financial statements included in such SEC Documents, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any Material Adverse Change with respect to the Company; (ii) any condition, event or occurrence which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to the Company; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by
Section 5.1 without the prior consent of THL I; or (iv) any condition, event or occurrence which would reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

     3.8 Litigation; Labor Matters: Compliance with Laws. (a) Except as disclosed in Section 3.8 of the Disclosure Schedule or in the SEC Documents, there is (i) no suit, action or proceeding or investigation pending and, (ii) to the knowledge of the Company, no suit, action or proceeding or investigation threatened against or affecting the Company or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement nor is there any judgment, decree, injunction, rule or order or any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which in the future could have, any such effect.

     (b) Except as disclosed in Section 3.8 of the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) there is no strike, work stoppage or other labor dispute involving it or any of its subsidiaries pending or, to its knowledge, threatened; and (iii) the Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of the Company, nor will the Company have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any persons employed by the Company or any of its subsidiaries on or prior to the Effective Time.

     (c) The conduct of the business of each of the Company and each of its subsidiaries complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, except for violations or failures so to comply, if any, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

     3.9 Employee Benefit Plans.

     (a) General. Except as listed on Section 3.9 of the Disclosure Schedule, neither the Company nor any of its "ERISA Affiliates" (as defined in the Internal Revenue Code of 1986, as amended) is a party to, participates in, contributes to or has any liability or contingent liability with respect to:

          (i) any "employee welfare benefit plan" or "employee pension benefit plan" as those terms are respectively defined in sections 3(1) and 3(2) of ERISA, or

          (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, medical insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in section 3(3) of ERISA).

     (b) Plan Documents and Reports. A true and correct copy of each of the plans, arrangements, and agreements listed on Section 3.9 of the Disclosure Schedule, (referred to collectively hereinafter in this Agreement as the "Employee Benefit Plans"), each as in effect on the date hereof, has been supplied or made available to THL I. A true and correct copy of the most recent annual report, summary plan description, and Internal Revenue Service determination letter with respect to each Employee Benefit Plan, to the extent applicable, has been supplied or made available to THL I, and there has been no material changes in the financial condition in the respective plan from that stated in the annual reports supplied.

     (c) Compliance With Laws; Liabilities.  As to all Employee Benefit Plans:

          (i) All Employee Benefit Plans that are employee pension benefit plan (as defined in section 3(2) of ERISA) comply in form and in operation with all applicable requirements of section 401(a) and 501(a) of the Code; there have been no amendments to such plans which are not the subject of a determination letter issued with respect thereto by the Internal Revenue Service or for which application for such letter has not been, or will not be, timely filed with the Internal Revenue Service; and no event has occurred which would likely give rise to disqualification of any such plan under such sections or to a tax under section 511 of the Code.

          (ii) There have been no non-exempt "prohibited transactions" (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Employee Benefit Plan for which the Company or any of its Subsidiaries may be liable.

          (iii) None of the payments contemplated by the Employee Benefit Plans would, in the aggregate, constitute non-deductible excess parachute payments as defined in section 280G of the Code.

          (iv) No Employee Benefit plan is subject to Title IV of ERISA and no plan is a multiemployer plan (as defined in Section 3(37) of ERISA).

          (v) Each Employee Benefit Plan which constitutes a "group health plan" (as defined in section 607(1) of ERISA of section 4980(g)(2) of the Code), including any plans of current and former Affiliates which must be taken into account under sections 4980B and 414(t) of the Code or section 601 of ERISA, has been operated in material compliance with applicable la, including coverage requirements of section 4980B of the Code and section 601 of ERISA to the extent such requirements are applicable.

          (vi) Except as reflected in the SEC Financial Statements, neither the Company nor any ERISA Affiliate has any liability or contingent liability for providing, under any Employee Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than Statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code.

          (vii) Accruals in an amount determined by the Seller's actuaries for all obligations under the Employee Benefit Plans, arrangements and agreements are reflected in the SEC Financial Statements.

          (viii) Except as set forth on Section 3.9 of the Disclosure Schedule, there has been no act or omission that would impair the ability of the Company (or any successor thereto) unilaterally to amend or terminate any Employee Benefit Plan.

     3.10 Tax Returns and Tax Payments. Except as disclosed in Section 3.10 of the Disclosure Schedule, the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its subsidiaries is or has been a member (a "Consolidated Group") (i) has timely filed all Tax Returns required to be filed by it on or before the date hereof, other than any filings which the failure to make in a timely manner would not have a Material Adverse Effect on the Company and (ii) has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. To the knowledge of Company, all such Tax Returns are correct and complete in all materials respects. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, back-up withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

     3.11 Intentionally Omitted.

     3.12 Material Contracts. The Company has provided or made available to THL I (i) true and complete copies of all written contracts, agreements (including, but not limited to, distribution agreements and licensing agreements), commitments, arrangements, leases (including with respect to personal property), policies and other instruments to which it or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound which (A) require payments to be made in excess of $250,000 per year for goods and/or services, or (B) do not by their terms expire and are not subject to termination within six months from the date of the execution and delivery thereof and require payments to be made in excess of $250,000 ("Material Contracts"), or (ii) with respect to such Material Contracts that have not been reduced to writing, a written description thereof, each of which is listed on Section 3.12 of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any such Material Contract, except for those defaults which would not reasonably be likely either individually or in the aggregate, to have a Material Adverse Effect with respect to the Company; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.

     3.13 Brokers. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by the Company (pursuant to a fee agreement, a copy of which has been provided to THL I), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     3.14 Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch & Co., as of October 22, 1996, to the effect that the consideration to be received in the Merger by the Company's stockholders (other than as contemplated by Sections 2.1(b), 2.1(c)(ii) and 2.1(d)) is fair to the holders of the Company Common Stock from a financial point of view.

     3.15 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its stockholders, and (b) subject to the other provisions hereof, resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated hereby, including the Merger.

     3.16 Required Company Vote. The Company Stockholder Approval, being the affirmative vote of a majority of the shares of the Company Common Stock, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

     3.17 State Takeover Statutes. The Board of Directors has taken such action so that no state takeover statute or similar statute or regulation of the State of Delaware (and, to the knowledge of the Company after due inquiry, of any other state or jurisdiction) applies to this Agreement, the Merger, or any of the other transactions contemplated hereby. Except as set forth in Section 3.17 of the Disclosure Schedule, neither the Company nor any of its subsidiaries has any rights plan, preferred stock or similar arrangement which have any of the aforementioned consequences in respect of the transactions contemplated hereby.

     3.18 Intellectual Property. The Company and its subsidiaries own or possess adequate licenses or other rights to use, all patents, trademarks, trade names, service marks, copyrights, licenses and product licenses or registrations (including applications for any of the foregoing), as are used or useful in connection with its business the lack of which would reasonably be expected to have a Material Adverse Effect with respect to the Company; and none of the Company or any of its subsidiaries has (i) received any written notice asserting that its patents, trademarks, trade names, service marks, copyrights, or licenses violate the rights of others, (ii) any knowledge of any conflict with the proprietary intellectual property rights of any of the Company or its subsidiary therein or (iii) any knowledge of any conflict by the Company or its subsidiary with the rights of others therein which, in the case of any of the items described in clause (i), (ii) or (iii) would have a Material Adverse Effect with respect to the Company.

     3.19 Related Party Transactions. Except as set forth in Section 3.19 of the Disclosure Schedule hereto, no director, officer, partner, employee, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) or the Company or any of its Subsidiaries (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (1) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (2) engaged in a business related to the business of the Company or any of its Subsidiaries, (3) participating in any transaction to which the Company or any of its Subsidiaries is a party or (iii) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF THL I

     THL I hereby represents and warrants to the Company as follows:

     4.1 Organization, Standing and Corporate Power. THL I is a corporation duly organized, validly incorporated and in good standing in the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. THL I is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. THL I has delivered to the Company complete and correct copies of its certificate of incorporation (or other organizational documents) and by-laws.

     4.2 Subsidiaries.  THL I has no direct or indirect subsidiaries.

     4.3 Capital Structure. The authorized capital stock of THL I consists solely of shares of common stock, par value $.01 per share, all of which have been validly issued, are fully paid and nonassessable. The commitment letters attached hereto as Schedule 7.2(e) contemplate that the Company will issue warrants to acquire, for nominal consideration, 6% of the fully diluted equity of the Company following the Merger upon the terms and to the parties set forth therein. Other than the common stock and the warrant contemplated by the previous sentence, there are no outstanding securities, rights or other agreements with respect to the capital stock of THL I.

     4.4 Authority; Noncontravention. THL I has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by THL I and the consummation by THL I of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of THL I. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of THL I, enforceable against THL I in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligations or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of THL I under, (i) the certificate of incorporation or by-laws of THL I, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to THL I or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to THL I or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not have a material adverse effect with respect to THL I or could not prevent, hinder or materially delay the ability of THL I to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to THL I in connection with the execution and delivery of this Agreement by THL I or the consummation by THL I of any of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (y) the Proxy Statement and the Form S-4 and (z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "takeover" or "blue sky" laws of various states.

     4.5 Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. the fees and expenses of which will be paid by THL I, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of THL I to its affiliates.

     4.6 Financing. Schedule 7.2(e) attached hereto sets forth true and complete copies of written documentation from third parties which provides for financing in amounts sufficient to consummate the transactions contemplated hereby as contemplated by Section 7.2(e). The terms and conditions of such documentation are satisfactory to THL I.

     4.7 Information Supplied. None of the information supplied or to be supplied by THL I or its affiliates for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement or a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     4.8 Management Participation. Schedule 4.8 hereto sets forth a true and complete summary of all written arrangements, agreements and understandings regarding the interests of and the terms of the participation of Management in the transactions contemplated hereby including, without limitation, with respect to the voting of shares of Company Common Stock beneficially owned by Management and the economic benefits which may inure to Management as a result of the transactions contemplated hereby. Except as set forth in Schedule 4.8, there is no material arrangement, agreement or understanding regarding such interests or participation.

                                   ARTICLE V

           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

     5.1 Conduct of Business of the Company. Except as set forth in the Disclosure Schedule, during the period from the date of this Agreement to the Effective Time (except as otherwise specifically required by the terms of this Agreement), the Company shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and use its and their respective reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, except as set forth in the Disclosure Schedule or otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior consent of THL I, which shall not be unreasonably withheld:

          (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent;

          (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (except pursuant to the Company's Rights Agreement);

          (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for the acquisition of shares of Company Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options outstanding on the date of this Agreement (except pursuant to the Company's Rights Agreement);

          (d) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock (except pursuant to the Company's Rights Agreement) or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their represent terms (such issuances, together with the acquisitions of shares of Company Common Stock permitted under clause (c) above, being referred to herein as "Permitted Changes");

          (e) in the case of the Company, amend its articles of organization, by-laws or other comparable charter or organizational documents;

          (f) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof material to the Company.

          (g) other than as specifically permitted by Section 5.1 of the Disclosure Schedule, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than any such properties or assets the value of which do not exceed $500,000 individually and $4,000,000 in the aggregate, except for
     (i) transactions in the ordinary course of business consistent with past practice, (ii) sales of inventory and entering into leases for showrooms and (iii) sales or dispositions of buildings no longer usable by the Company in its operations;

          (h) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company of any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings and for lease obligations, in each case incurred in the ordinary course of business consistent with past practice;

          (i) make any material loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

          (j) acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, or make or agree to make any capital expenditures except capital expenditures which, individually or in the aggregate, do not exceed the amount budgeted therefor in the Company's annual capital expenditures budget for 1996 and 1997 previously provided to THL I;

          (k) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, (a) of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof or (b) claims settled or compromised to the extent permitted by Section 5.1(o), or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

          (l) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (m) enter into any new collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement disclosed in Section 3.8(b) of the Disclosure Schedule except in the ordinary course of business;

          (n) change any material accounting principle used by it;

          (o) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise is not material to the Company; or

          (p) authorize any of, or commit or agree to take any of, the foregoing actions.

     5.2 Changes in Employment Arrangements. Neither the Company nor any of its subsidiaries shall adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Plan) for the benefit or welfare of any employee, director or former director or employee, other than increases for individuals other than officers and directors) in the ordinary course of business consistent with past practice or increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement.

     5.3 Severance. Neither the Company nor any of its subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

     5.4 WARN. Neither the Company nor any of its subsidiaries shall effectuate a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any subsidiary, without notifying THL I or its affiliates in advance and without complying with the notice requirements and other provisions of WARN.

     5.5 Tax Elections. Except in the ordinary course of business and consistent with past practice, neither the Company nor any of its subsidiaries shall make any tax election or settle or compromise any material federal, state, local or foreign Tax liability.

     5.6 Redemption of Rights. Within ten (10) calendar days of the date of this Agreement, the Company shall have redeemed all rights under, or otherwise terminated without adverse consequences to the Company, THL I or the consummation or the transactions contemplated hereby, the Rights Agreement between the Company and State Street Bank and Trust Company, dated as of October 26, 1992, as amended to date (the "Rights Agreement").

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 Preparation of Form S-4 and Proxy Statement; Stockholder Meeting.

     (a) Promptly following the date of this Agreement, with the cooperation of THL I, the Company shall prepare the Proxy Statement, and the Company shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included. The Company shall use its best efforts as promptly as practicable to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall also take all reasonable action required to be taken under any applicable state securities laws in connection with the registration and qualification in connection with the Merger of Company Common Stock following the Merger. The information provided and to be provided by THL I, and the Company, respectively, for use in the Form S-4 shall, at the time the Form S-4 becomes effective and on the date of the Stockholders Meeting referred to below, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading, and the Company and THL I each agree to correct any information provided by it for use in the Form S-4 which shall have become false or misleading.

     (b) The Company will immediately notify THL I and its affiliates of (i) the effectiveness of the Form S-4, (ii) the receipt of any comments from the SEC regarding the S-4 and (iii) any request by the SEC for any amendment to the Form S-4 or for additional information. THL I shall be given a reasonable opportunity to review and comment on all filings with the SEC, including the Form S-4 and any amendments thereto, and all mailings to the Company's stockholders in connection with the Merger, including the Proxy Statement, prior to the filing or mailing thereof, and the Company shall use its best efforts to reflect all such reasonable comments.

     (c) The Company will, as promptly as practicable following the date of this Agreement and in consultation with THL I, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of approving this Agreement and the transactions contemplated by this Agreement. The Company will, through its Board of Directors, recommend to its stockholders approval of the foregoing matters, as set forth in Section 3.15; provided, however, that the obligations contained herein shall be subject to the provisions of Section 6.6 of this Agreement. Subject to the foregoing, such recommendation, together with a copy of the opinion referred to in Section 3.14, shall be included in the Proxy Statement. The Company will use its best efforts to hold such meeting as soon as practicable after the date hereof.

     (d) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

     6.2 Access to Information; Confidentiality.

     (a) The Company shall, and shall cause its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to THL I and its representatives and to potential financing sources reasonable access during normal business hours, in a manner initially coordinated with the chief executive officer of the Company, and thereafter coordinated with those persons designated by the chief executive officer, during the period prior to the Effective Time to its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause its subsidiaries, officers, employees and representatives to, furnish promptly to THL I (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as THL I may from time to time reasonably request. Except as required by law, each of the Company and THL I will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the letter dated July 11, 1996, between Thomas H. Lee Company ("THL") and the Company (the "Confidentiality Agreement").

     (b) No investigation pursuant to this Section 6.2 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     6.3 Best Efforts.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agrement. THL I and the Company will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations.

     (b) The Company shall make, subject to the condition that the transactions contemplated herein actually occur, any undertakings (including undertakings to make divestitures, provided, in any case, that such undertakings divestitures need not themselves be effective or made until after the transactions contemplated hereby actually occur) required in order to comply with the antitrust requirements or laws of any governmental entity, including the HSR Act, in connection with the transactions contemplated by this Agreement; provided that no such divestiture or undertaking shall be made unless reasonably acceptable to THL I.

     (c) The Company shall cooperate with any reasonable requests of THL I or the SEC related to the recording of the Merger as a recapitalization for financial reporting purposes, including, without limitation, to assist THL I and its affiliates with any presentation to the SEC with regard go such recording and to include appropriate disclosure with regard to such recording in all filings with the SEC and all mailings to stockholders made in connection with the Merger. In furtherance of the foregoing, the Company shall provide to THL I for the prior review of THL I's advisors any description of the transactions contemplated by this Agreement which is meant to be disseminated.

     (d) Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NYSE, provided that such delisting shall not be effective until after the Effective Time. The parties also acknowledge that it is THL I's intent that the Company Common Stock following the Merger will not be quoted on NYSE, NASDAQ or listed on any national securities exchange.

     (e) The Company agrees to provide, and will cause its subsidiaries and its and their respective officers and employees to provide, all reasonable cooperation in connection with the arrangement of any financing contemplated by
Section 7.2(e), including without limitation, the execution and delivery of any commitment letters, underwriting or placement agreements, loan, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, as may be reasonably requested by THL I. The parties acknowledge that any obligations (including the payment of any fees and expenses) on behalf of the Company in connection with any commitment letters or other financings or refinancings contemplated hereby shall be subject to the occurrence of the Closing. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the request of THL I, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company; provided that no such prepayment or redemption shall themselves actually be made or be required until at or after the Effective Time.

     (f) (i) THL I hereby agrees to use its best commercial efforts, subject to normal conditions, to arrange and consummate the financing described in Section 7.2(e) hereof in respect of the transactions contemplated by this Agreement, including, subject to normal conditions, using its best commercial efforts (A) to assist the Company in the negotiation of definitive agreements with respect thereto, (B) to satisfy all conditions applicable to THL I in such definitive agreements and (C) to negotiate such modifications to the financing described in
Section 7.2(e) as may be necessary to reflect any change in market conditions which occurs after the date of execution of this Agreement.

     (ii) Subject to the Company having received the proceeds of the financing described in Section 7.2(e) on terms satisfactory to THL I, THL I at closing will be capitalized with an equity contribution of $102,139,200 less the product of (x) $32.00 and (y) the aggregate number of shares retained by stockholders other than Leonard Florence. THL I will be under no obligation pursuant to the preceding sentence unless and until the Company receives the proceeds of the financing described in Section 7.2(e), or such other financings as may be contemplated by Section 7.2(e), on terms consistent with the commitment letters referenced in Section 7.2(e). In addition, THL I will be under no obligation under any circumstances to be capitalized with equity of more than $102,139,200. In no event shall it be required that THL I be capitalized with such amounts of equity prior to the Closing.

     6.4 Indemnification. For six years after the Effective Time, the Company shall indemnify all present and former directors or officers of the Company and its subsidiaries ("Indemnified Parties") against any liability, costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent as would have been permitted in their respective articles of organization or by-laws as in effect on the date hereof consistent with applicable law, to the extent such Costs have not been paid for by insurance and shall, in connection with defending against any action for which indemnification is available hereunder, advance such officers and directors, from time to time upon receipt of reasonable and sufficient supporting documentation, the full amount of any costs and expenses reasonably incurred by such officers or directors; provided that the advance of such advances shall be conditioned upon such officer's or director's agreement promptly to return such amounts to the Company if a court of competent jurisdiction shall ultimately determine by a final judgment not subject to appeal that indemnification of such officer or director is prohibited by applicable law. The Company will maintain for a period of not less than six years from the Effective Time, the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement; provided that the Company shall not be required to spend as an annual premium for such D&O Insurance an amount in excess of 200% of the annual premium paid for directors' and officers' insurance in effect prior to the date of this Agreement; and provided further that the Company shall nevertheless be obligated to provide such coverage as may be obtained for such amount. The provisions of this Section are intended for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.5 Public Announcements. Neither THL I, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Merger, without the other party's prior consent (which shall not be unreasonably withheld), except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with NYSE. In addition to the foregoing, THL I and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

     6.6 No Solicitation. From and after the date hereof until the termination of this Agreement neither the Company or any of its Subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) will directly or indirectly initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its officers, directors or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action; provided, however, that nothing contained in this Agreement shall prohibit the Board of Directors of the Company (or, if applicable, the Special Committee) from (i)furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited written, bona fide proposal, to acquire the Company and/or its Subsidiaries pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction if, and only to the extent that (A) the Board of Directors of the Company (or the Special Committee), after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel) determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law and (B) prior to taking such action the Company (x) provides reasonable notice to THL I to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form, (ii) failing to make or withdrawing or modifying its recommendation referred to in Section 3.15 if the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law or (iii) making to the Company's stockholders any recommendation and related filing with the SEC as required by Rule 14e-2 and 14d-9 under the Exchange Act, with respect to any tender offer, or taking any other legally required action (including, without limitation, the making of public disclosures as may be necessary or advisable under applicable securities laws); and provided further, however, that, in the event of an exercise of the Company's or it's Board of Director's (or the Special Committee's) rights under clause (i), (ii) or (iii) above, notwithstanding anything contained in this Agreement to the contrary, such failure shall not constitute a breach of this Agreement by the Company. For purposes of this Agreement, "Transaction Proposal" shall mean any of the following (other than the transactions between the Company and THL I) involving the Company and its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction involving 40% or more of the assets of the Company; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 40% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 40% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     6.7 Affiliates. Prior to the Closing Date, the Company shall deliver to THL I a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to THL I on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligation. The respective obligation of each party to effect the Merger is subject to the Satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained, and not more than 10% of the outstanding shares of Company Common Stock shall be Dissenting Shares.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of Company Common Stock to be retained in the Merger shall have been complied with.

          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction, order, restraint or prohibition vacated.

     7.2 Conditions to Obligations of THL I. The obligations of THL I to effect the Merger are further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement and those statements made on Schedule 7.2(a) hereto shall be true and correct in all material respects in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; provided, however, that, for purposes of this Section 7.2(a), such representations and warranties and statements shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties and statements to be so true and correct, individually or in the aggregate, would result in a Material Adverse Effect with respect to the Company. THL I shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

          (b) Performance of Obligations of the Company. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date, including but not limited to its obligations pursuant to Section 5.6 hereof, except for such failures to perform as have not had or would not individually or in the aggregate, have a Material Adverse Effect with respect to the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

          (c) Consents, etc. THL I shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated hereby shall have been obtained, unless the failure to so obtain would not have a Material Adverse Effect on the Company.

          (d) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or preceding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from THL I or any of their affiliates any damages that are material to any such party, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries, as a result of the Merger or any of the other transaction contemplated by this Agreement or (iii) seeking to impose limitations on the ability of THL I (or any designee of THL I), to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including, without limitation, the right to vote the Company Common Stock on all matters properly presented to the stockholders of the Company.

          (e) Financing. The Company shall have received the proceeds of financing pursuant to the commitment letters set forth on Schedule 7.2(e) hereto on terms and conditions set forth therein (or on such other terms and conditions, or involving such other financing sources, as THL I and the Company shall reasonably agree and are not materially more onerous) in amounts sufficient to consummate the transactions contemplated by this Agreement, including, without limitation (i) to pay, with respect to all shares of Company Common Stock in the Merger, the cash portion of the Merger Consideration pursuant to Section 2.1(c)(ii), (ii) to refinance the outstanding indebtedness of the Company, (iii) to pay any fees and expenses in connection with the transactions contemplated by this Agreement or the financing thereof and (iv) to provide for the working capital needs of the Company following the Merger, including, without limitation, if applicable, letters of credit. The amount of proceeds to be received by the Company from senior credit financing and bond financing as contemplated by the commitment letters attached hereto on Schedule 7.2(e) shall be allocated in the sole discretion of THL I.

     (f) Affiliate Letters. THL I shall have received the agreements referred to in Section 6.7.

     7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of THL I set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of THL I, by an authorized officer of THL I to the effect set forth in this paragraph.

          (b) Performance of Obligations of THL I. THL I shall have performed the obligations required to be performed by them under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a Material adverse Effect with respect to THL I or adversely affect the ability of THL I to consummate the transactions herein contemplated or perform its obligations hereunder).

          (c) No Litigation. There shall not be pending or threatened by any party any suit, action or proceeding challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company (or any of its Directors) any significant damages.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company;

          (a) by mutual written consent of THL I and the Company; or

          (b) by either THL I or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (c) by either THL I or the Company if the Merger shall not have been consummated on or before April 30, 1997 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective
     Time); or

          (d) by either THL I or the Company, if any required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; or

          (e) by THL I, if the Company shall have (1) withdrawn, modified or amended in any respect adverse to THL I its approval or recommendation of this Agreement or any of the transactions contemplated herein, (2) failed to include such recommendation in the Proxy Statement mailed to the Company's stockholders, (3) recommended any Transaction Proposal from a person other than THL I or any of its affiliates or (4) resolved to do any of the foregoing; or

          (f) by either THL I or the Company, if the Company shall enter into any agreement with a third party with respect to a Transaction Proposal.

     8.2 Effect of Termination. In the event of termination of this Agreement by either the Company of THL I as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of THL I or the Company, other than the provisions of Section 3.13,
Section 4.5, the last sentence of Section 6.2(a), this Section 8.2, Section 9.2 and Section 9.7. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

     8.3 Amendment. This Agreement way be amended by the parties at any time before or after any required approval of matters presented in connection with the merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section
8.4 shall, in order to be effective, be in writing and require in the case of THL I or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all such representations and warranties will be extinguished on consummation of the Merger and neither the Company nor any officer, director or employee or shareholder shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     9.2 Fees and Expenses.

     (a) In addition to any other amounts which may be payable or become payable pursuant to any other paragraph of this Section 9.2, the Company shall (provided that THL I is not then in material breach of its obligations under this Agreement) promptly, but in no event later than one business day after the termination of this Agreement pursuant to Section 8.1(e) or 8.1(f) or from time to time after Closing, reimburse THL for all out-of-pocket expenses and fees, up to an aggregate amount not to exceed $2.25 million, (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to THL I and its affiliates), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement, and the financing thereof.

     (b) If any Person (other than THL I or any of its affiliates) shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public a Transaction Proposal and this Agreement is terminated pursuant to Section 8.1(e) or Section 8.1(f), then the Company shall, promptly, but in no event later than one business day after the termination of this Agreement, pay THL I a fee of $6.75 million in cash, which amount shall be payable in same day funds. No termination of this Agreement at a time when a fee is reasonably expected to be payable pursuant to this Section 9.2(b) following termination of this Agreement shall be effective until such fee is paid. Only one fee in the aggregate of $6.75 million shall be payable pursuant to this Section 9.2(b). No amount payable pursuant to any of the other provisions of this Section 9.2 shall reduce the amount of the fee payable pursuant to this paragraph (b).

     (c) Except as provided otherwise in paragraph (a) above, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid to the party incurring such expenses, except that the Company shall pay all costs and expenses (i) in connection with printing and mailing the Proxy Statement, as well as all SEC filing fees relating to the transactions contemplated herein and (ii) of obtaining any consents of any third party.

     9.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered by facsimile transmission (with electronic confirmation), personally or sent by overnight courier providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to THL I, to

       c/o Thomas H. Lee Company
       75 State Street

         Boston, MA 02109
         Attn: David V. Harkins
       Facsimile: (617) 227-3514

       with a copy to:

       Hutchins, Wheeler & Dittmar
       101 Federal Street
       Boston, MA 02110
       Attn: James Westra, Esq.
         Facsimile: (617) 951-1295

     (b) if to the Company, to

        Syratech Corporation
        175 McClellan Highway
        East Boston, Massachusetts 02128
        Attn: Leonard Florence
        Facsimile: (617) 561-0275

        with copies to:

        Faye A. Florence, Esq.
        General Counsel
        Syratech Corporation
        175 McClellan Highway
        East Boston, Massachusetts 02128
         Facsimile: (617) 568-1361

         Paul, Weiss, Rifkind, Wharton & Garrison
        1285 Avenue of the Americas
        New York, NY 10019
        Attn: James L. Purcell, Esq.
        Facsimile: (212) 373-2145

         Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, NY 10019
        Attn: Barry A. Bryer, Esq.
        Facsimile: (212) 403-2000

         and

         Skadden, Arps, Slate, Meagher & Flom
        919 Third Avenue
        New York, New York 10022
        Attn: Kenneth J. Bialkin, Esq.
        Facsimile: (212) 735-2001

     9.4 Definitions.  For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under control with, such first person;

          (b) "knowledge", with respect to the Company means the actual knowledge of the following officers and employees (as well as any of their successors) of the Company and its subsidiaries: Leonard Florence, E. Merle Randolph, Alan R. Kanter, Melvin L. Levine and, without duplication, the employees in charge of environmental, tax, labor, employee benefits and real estate matters of any of the foregoing, in each case after reasonable investigation and inquiry.

          (c) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole and the terms "material" and "materially" shall have correlative meanings;

          (d) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

          (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors (or other governing body) or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person.

     9.5 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     9.7 Entire Agreement; No Third-Party Benefits. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all Prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement, other than Sections 6.4 and 9.2, is not intended to confer upon any Person other than the parties any rights or remedies.

     9.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

     9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

     9.11 Schedules. The parties agree that any schedules referenced herein shall be delivered in form and substance reasonably acceptable to both parties within five (5) business days of the date hereof.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties below have caused this Agreement to be duly executed by persons duly authorized, all as of the date first written above.

                                          THL TRANSACTION I CORP.

                                          By: /s/
                                              ------------------------------
                                          Name:
                                              ------------------------------
                                          Title:
                                              ------------------------------

                                          SYRATECH CORPORATION

                                          By: /s/
                                              ------------------------------
                                          Name: Faye A. Florence
                                          Title: Vice President and General
                                          Counsel

EXECUTED BY THE UNDERSIGNED
SOLELY FOR THE PURPOSES OF AFFIRMING HIS OBLIGATION UNDER
SECTION 2.1(c)(ii)

/s/
Leonard Florence

                                                                       EXHIBIT A

                              AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF
                              SYRATECH CORPORATION

     The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the Delaware General Corporation Law, hereby certifies that:

     FIRST: The name of the Corporation is Syratech Corporation.

     SECOND: The registered office and registered agent of the Corporation is
[          ].

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

     FOURTH: The total number of shares of stock that the Corporation is
authorized to issue is           shares of Common Stock, $0.01 par value per
share and           shares of preferred stock, $0.01 par value per share
(hereinafter referred to as "Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of the Preferred Stock by the Board of Directors or a duly authorized committee thereof. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions of this Article FOURTH, for each such series the number of shares constituting such series and the designations and powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors or a duly authorized committee thereof under the Delaware General Corporation Law. The number of authorized shares or any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law or any corresponding provision hereinafter enacted.

     FIFTH: The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

     SIXTH: Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, except for liability as a director (A) for any breach for the director's duty of loyalty to the Corporation or its stockholders; (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (C) under Section 174 of the Delaware General Corporation Law; or (D) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after this Certificate of Incorporation becomes effective to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation law, as so amended.

     EIGHTH: INDEMNIFICATION.

     8.1 Certain Definitions.  As used in this Article, the term:

          (a) "Corporation" includes any domestic or foreign predecessor entity of this Corporation in a merger or other transaction consummation of the transaction.

          (b) "Change in Control" shall have occurred if, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

          (c) "Director" means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

          (d) "Expenses" includes attorney's fees.

          (e) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonably expenses incurred with respect to a proceeding.

          (f) "Officer" means an individual who is or was an officer of the Corporation or an individual who, while an officer of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust employee benefit plan, or other enterprise. An officer is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Officer" includes, unless the context requires otherwise, the estate or personal representative of an officer.

          (g) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

          (h) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

          (i) "Reviewing Party" shall mean the person or persons making the entitlement determination pursuant to Section 8.4 of this Article, and shall not include a court making any determination under this Article or otherwise.

     8.2 Basic Indemnification Arrangement.

          (a) Except as provided in subsections 8.2(d), 8.2(e) and 8.2(f) below, the Corporation shall indemnify an individual who is made a party to a proceeding because he is or was a director or officer against liability incurred by him in the proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

          (b) A person's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection 8.2(a).

          (c) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, be determinative that the proposed indemnitee did not meet the standard of conduct set forth in subsection 8.2(a).

          (d) The Corporation shall not indemnify a person under this Article in connection with a proceeding by or in the right of the Corporation in which such person was adjudged liable to the Corporation, unless, and then only to the extent that, the Reviewing Party, or a court of competent jurisdiction acting pursuant to Section 8.5 of this Article, determines that, in view of the circumstances of the case, the indemnitee is fairly and reasonably entitled to indemnification.

          (e) Indemnification permitted under this Article in connection with a proceeding by or in the right of the Corporation shall include reasonable expenses, penalties, fines (including an excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement (provided that such settlement and the amounts paid in connection therewith are not unreasonable, as determined by the Reviewing Party responsible for making the determination that indemnification is permissible as described in
     Section 8.4(b) below) in connection with the proceeding, but, unless ordered by a court, shall not include judgments.

          (f) Notwithstanding any other provision of this Article, no person shall be entitled to indemnification or advancement of expense hereunder with respect to any proceeding or claim brought or made by him against the Corporation, other than a proceeding or claim seeking or defending such person's right to indemnification or advancement of expense pursuant to
     Section 8.5 hereof or otherwise.

          (g) If any person is entitled under any provision of this Article to indemnification by the Corporation for some portion of liability incurred by him, but not the total amount thereof, the Corporation shall indemnify such person for the portion of such liability to which he is entitled.

          (h) The Corporation shall indemnify a director or officer to the extent that he has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue or matter therein, because he is or was a director or officer, against reasonable expenses incurred by him in connection with the proceeding.

     8.3 Advances for Expenses.

          (a) The Corporation shall pay for or reimburse the reasonable expenses incurred by a director or officer as a party to a proceeding in advance of final disposition of the proceeding if:

             (i) Such person furnishes the Corporation a written affirmation of good faith belief that he has met the standard of conduct set forth in subsection 8.2(a) above, and

             (ii) Such person furnishes the Corporation a written undertaking (meeting the qualifications set forth below in subsection 8.3(b)); executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this Article or otherwise.

          (b) The undertaking required by subsection 8.3(a)(ii) above must be an unlimited general obligation of the proposed indemnitee but need not be secured and shall be accepted without reference to financial ability to make repayment. If a director or officer seeks to enforce his rights to indemnification in a court pursuant to Section 8.5, such undertaking to repay shall not be applicable or enforceable unless and until there is a final court determination that he is not entitled to indemnification, as to which all rights of appeal have been exhausted or have expired.

     8.4 Authorization of And Determination of Entitlement to Indemnification.

          (a) The Corporation acknowledges that indemnification of a director or officer under Section 8.2 has been pro-authorized by the Corporation in the manner described in subsection 8.4(b) below. Nevertheless, the Corporation shall not indemnify a director or officer under Section 8.2 unless a separate determination has been made in the specific case that indemnification of such person is permissible in the circumstances because he has met the standard of conduct set forth in subsection 8.2(a); provided, however, that no such entitlement decision need be made prior to the advancement of expenses and that, regardless of the result or absence of any such determination, the Corporation shall make any indemnification mandated by Section 8.2(b) above.

          (b) The determination referred to in subsection 8.4(a) above shall be made, at the election of the Board of Directors (unless a Change in Control shall have occurred, in which case the proposed indemnitee director or officer shall be entitled to designate that the determination shall be made by special legal counsel selected by him);

             (i) by the Board of Directors of the Corporation by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

             (ii) if a quorum cannot be obtained under subdivision (i), by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

             (iii) by special legal counsel:

                (1) selected by the Board of Directors or its committee in the manner prescribed in subdivision (i) or (ii); or

                (2) if a quorum of the Board of Directors cannot be obtained under subdivision (i) and a committee cannot be designated under subdivision (ii), selected by a majority vote of the full Board of Directors (in which selection directors who are parties may participate); or

             (iv) by the stockholders; provided that shares owned by or voted under the control of directors or officers who are at the time parties to the proceeding may not be voted on the determination.

          (c) As acknowledged above, the Corporation has pre-authorized the indemnification of directors and officers hereunder, subject to a case-by-case determination that the proposed indemnitee met the applicable standard of conduct under subsection 8.2(a). Consequently, no further decision need or shall be made on a case-by-case basis as to the authorization of the Corporation's indemnification of, or advancement of expenses to, directors and officers hereunder. Nevertheless, except as set forth in subsection 8.4(d) below, evaluation as to reasonableness of expenses of a director or officer in the specific case shall be made in the same manner as the determination that indemnification is permissible, as described in subsection 8.4(d) above, except that if the determination is made by special legal counsel, evaluation as to reasonableness of expenses shall be made by those entitled under subsection 8.4(b)(iii) to select counsel.

          (d) Notwithstanding the requirement under subsection 8.4(c) that the Reviewing Party evaluate the reasonableness of expenses claimed by the proposed indemnitee, any expenses claimed by the proposed indemnitee shall be deemed reasonable if the Reviewing Party fails to make the evaluation required by subsection 8.4(c) within thirty (30) days following the proposed indemnitee's written request for indemnification for, or advancement of, expenses.

          (e) The Reviewing Party, however chosen, shall make the requested determination as promptly as reasonably practical after a request for indemnification is presented.

     8.5 Court-ordered Indemnification And Advances For Expenses. A director or officer who is a party to a proceeding may apply for indemnification or advances for expenses to the court conducting the proceeding or to another court of competent jurisdiction. For purposes of this Article, the Corporation hereby consents to personal jurisdiction and venue in any court in which is pending a proceeding to which a director or officer is a party. Regardless of any determination by the Reviewing Party that the proposed indemnitee is not entitled to indemnification or advancement of expenses or as to the reasonableness of expenses, and regardless of any failure by the Reviewing Party to make a determination as to such entitlement or the reasonableness of expenses, such court's review shall be a DE NOVO review. In application, the court, after giving any notice it considers necessary, may order indemnification or advancement of expenses if it determines that:

          (i) The applicant is entitled to mandatory indemnification under
     Section 8.2(b) above (in which case the Corporation shall pay the indemnitee's reasonable expenses incurred to obtain court-ordered indemnification);

          (ii) The applicant is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in subsection 8.2(a) above or was adjudged liable as described in subsection 8.2(d) above (in which case any courtordered indemnification need not be limited to reasonable expenses incurred by the indemnitee but may include expenses, penalties, fines, judgments, amounts paid in settlement and any other amounts ordered by the court to be indemnified, and, whether or not so ordered, the Corporation shall pay the applicant's reasonable expenses incurred to obtain court-ordered indemnification); or

          (iii) In the case of advances for advances, the applicant is entitled pursuant to this Restated Certificate of Incorporation, Amended and Restated Bylaws or applicable resolution or agreement to payment for or reimbursement of this reasonable expenses incurred as a party to a proceeding in advance of final disposition of the proceeding (in which case the Corporation shall pay the applicant's reasonable expenses incurred to obtain court-ordered advancement of expenses); or

          (iv) The applicant is otherwise entitled to enforcement of his rights hereunder (in which case the Corporation shall pay the indemnitee's reasonable expenses incurred to obtain such enforcement).

     8.6 Indemnification of Employees and Agents. The Corporation may, subject to authorization in the specific case, indemnify and advance expenses under this Article to an employee or agent of the Corporation who is not a director or officer, to the same extent as to a director or to any lesser extent (or greater extent if permitted by law) determined by the Board of Directors.

     8.7 Liability Insurance. The Corporation may purchase and maintain insurance on behalf of a director or officer or an individual who is or was an employee or agent of the Corporation or who, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify him against the same liability under Section 8.2, Section 8.3 or Section 8.4 above.

     8.8 Witness Fees. Nothing in this Article shall limit the Corporation's power to pay or reimburse expenses incurred by a person in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent in this proceeding.

     8.9 Report to Stockholders. If the Corporation indemnifies or advances expenses to a director or officer in connection with a proceeding by or in the right of the Corporation, to the extent required by law the Corporation shall report the indemnification or advance, in writing, to the stockholders with or before the notice of the next stockholder's meeting.

     8.10 Security for Indemnification Obligations. The Corporation may at any time and in any manner, at the discretion of the Board of Directors, secure the Corporation's obligations to indemnify or advance expenses to a person pursuant to this Article.

     8.11 No Duplication of Payments. The Corporation shall not be liable under this Article to make any payment to a person hereunder to the extent such person has otherwise actually received payment (under any insurance policy, agreement or otherwise) of the amounts otherwise payable hereunder.

     8.12 Subrogation. In the event of payment under this Article, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

     8.13 Contract Rights. The rights to indemnification and advancement of expenses conferred hereunder to directors and officers shall be contract right and shall not be affected adversely to any director or officer by any amendment of this Restated Certificate of Incorporation with respect to any action or inaction occurring prior to such amendment; provided, however, that this provision shall not confer upon any indemnitee or potential indemnitee (in his capacity as such) the right to consent or object to any subsequent amendment of this Restated Certificate of Incorporation.

     8.14 Specific Performance. In any proceeding brought by or on behalf of an officer or director to specifically enforce the provisions of this Article, the Corporation hereby waives the claim or defense therein that the plaintiff or claimant has an adequate remedy at law, and the Corporation shall not urge in any such proceeding the claim or defense that such remedy at law exists. The provisions of this Section 8.14, however, shall not prevent the officer or director from seeking a remedy at law in connection with any breach of the provisions of this Article.

     8.15 Non-exclusivity, Etc. The rights of a director or officer hereunder shall be in addition to any other rights with respect to indemnification, advancement of expenses or otherwise that he may have under contract or the General Corporation Law of the State of Delaware or otherwise.

     8.16 Amendments. It is the intent of the Corporation to indemnify and advance expenses to its directors and officers to the full extent permitted by the Delaware General Corporation Law, as amended from time to time. To the extent that the Delaware General Corporation Law is hereafter amended to permit a Delaware business corporation to provide its directors greater rights to indemnification or advancement of expenses than those specifically set forth hereinabove, this Article shall be construed to require such greater indemnification or more liberal advancement of expenses to the Corporation's directors and officers, in each case consistent with the Delaware General Corporation Law as so amended from time to time. No amendment modification or rescission of this Article, or any provision hereof, the effect of which would diminish the rights to indemnification or advancement of expenses as set forth herein shall be effective as to any person with respect to any action taken or omitted by such person prior to such amendment, modification or rescission.

     8.17 Severability. To the extent that the provisions of this Article are held to be inconsistent with the provisions of Section 145 of the Delaware General Corporation Law (including subsection (f) thereof), such provisions of such statute shall govern. In the event that any of the provisions of this Article (including any provision within a single section, subsection, division or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions of this Article shall remain enforceable to the fullest extent permitted by law.

                                                                       EXHIBIT B
                        FORM OF COMPANY AFFILIATE LETTER

Gentlemen:

     The undersigned, a holder of shares of common stock, par value $.01 per share ("Company Stock"), of Syratech Corporation, a Delaware corporation (the "Company"), is entitled to retain, in connection with the merger (the "Merger") of the Company with THL Transaction I Corp., a Delaware corporation, securities (the "Securities") of the Company. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact.

     If in fact the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Securities retained by the undersigned pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

     The undersigned hereby represents to and covenants with the Company that the undersigned will not sell, assign or transfer any of the Securities retained by the undersigned pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to the Company or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.

     In the event of a sale or other disposition by the undersigned of securities pursuant to Rule 145, the undersigned will supply the Company with evidence of compliance with such Rule in the form of a letter in the form of Annex I hereto. The undersigned understands that the Company may instruct its transfer agent to withhold the transfer of any Securities disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Securities sold as indicated in the letter.

     The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Securities retained by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to the Company from independent counsel reasonably satisfactory to the Company to the effect that such legends are no longer required for purposes of the Act.

     The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Securities and
(ii) the receipt by THL I of this letter is an inducement and a condition to THL I's obligations to consummate the Merger.

                                          Very truly yours,

Dated:

                              ANNEX I TO EXHIBIT B

(DATE)

(NAME)

     On          the undersigned sold the securities of the Company (the
"Company") described below in the space provided for that purpose (the "Securities"). The Securities were retained by the undersigned in connection with the merger of THL Transaction I Corp. with and into Syratech Corporation.

     Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

     The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

              (space to be provided for description of securities)

                                SCHEDULE 7.2(A)

     Environmental Matters. Except as disclosed in Section 3.11 of the Disclosure Schedule, which disclosed items of non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company;

          (a) The Company and its subsidiaries hold and formerly held, and, to the knowledge of the Company, are, and have been, in compliance with, all Environmental Permits, and the Company and its subsidiaries are, and have been, otherwise in compliance with all applicable Environmental Laws, except where the failure to have such Environmental Permits or be in such compliance would not have a Material Adverse Effect with respect to the Company;

          (b) None of the Company or its subsidiaries has received any Environmental Claim, and none if the Company or its subsidiaries is aware after inquiry, of any threatened material Environmental Claim or of any circumstances, conditions or events that could reasonably be expected to give rise to a material Environmental Claim, against the Company or any of its subsidiaries, except where such claim could not reasonably be expected to have a Material Adverse Effect with respect to the Company;

          (c) There are no (i) underground storage tanks, (ii) polychlorinated biphenyls, (iii) asbestos or asbestos-containing materials, (iv) urea-formaldehyde insulation, (v) sumps, (vi) surface impoundments, (vii) landfills, (viii) sewers or septic systems or (ix) Hazardous Materials present at any facility currently or formerly owned, leased, operated or otherwise used by the Company or any of its subsidiaries that could reasonably be expected to give rise to liability of the Company or any of its subsidiaries under any Environmental Laws, which liability could have a Material Adverse Effect on the Company;

          (d) There are no past (including, without limitation, with respect to assets or businesses formerly owned, leased or operated by the Company or any of its subsidiaries) or present actions, activities, events, conditions or circumstances, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, that could reasonably be expected to give rise to liability of the Company or any of its subsidiaries under any Environmental Laws or any contract or agreement, which liability could reasonably be expected to have a Material Adverse Effect on the Company;

          (e) No modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company or its subsidiaries following such consummation;

          (f) Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used, including without limitation for receipt of the Company's wastes, by the Company or any of its subsidiaries, in violation of or in a manner or to a location that could give rise to liability under any Environmental Laws, which liability could reasonably be expected to have a Material Adverse Effect on the Company;

          (g) The Company and its subsidiaries have not assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws;

          (h) The Company and its subsidiaries have accrued or otherwise provided, in accordance with generally accepted accounting principles, for all damages, liabilities, penalties or costs that they may incur in connection with any claim pending or threatened against them, or any requirement that is or may be applicable to them, under any Environmental Laws, and such accrual or other provision is reflected in the Company's most recent consolidated financial statements.

          (i) For purposes of this Agreement, the following terms shall have the following meanings:

             "Environmental Claim" means any written or oral notice, claim, demand, action, quit, complaint, proceeding, request for information or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its subsidiaries or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (iii) otherwise relating to obligations or liabilities under any Environmental Laws.

             "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required for the Company and the operations of the Company's and its subsidiaries, facilities and otherwise to conduct its business under Environmental Laws.

             "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any matter to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws.

             "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials, substances and forces, including but not limited to electromagnetic fields, regulated pursuant to, or that could form the basis of liability under, any Environmental Law.